Exhibit 15.2

	巿浦东新区世纪大道100号 环球金融中心50楼 : 200120	传真: +86 21 2228 0000
Ernst & Young Hua Ming LLP Shanghai Branch 50/F, Shanghai World Financial Center 100 Century Avenue Pudong New Area Shanghai, China 200120	安永华明会计师事务所（特殊普通合伙) 上海分所 中国上海巿浦东新区世纪大道100号 上海环球金融中心50楼 邮政编码: 200120	Tel电话: +86 21 2228 8888 Fax传真: +86 21 2228 0000 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-238454) pertaining to the Share Incentive Plan 2018 of Cango Inc. of our reports dated April 26, 2024, with respect to the consolidated financial statements of Cango Inc., and the effectiveness of internal control over financial reporting of Cango Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ Ernst & Young Hua Ming LLP
Shanghai, The People’s Republic of China

April 26, 2024

A member firm of Ernst & Young Global Limited